OFFER TO PURCHASE FOR CASH

4,350,000 Outstanding Shares of Common Stock

of

Stillwater Mining Company

at

$7.50 Net Per Share

by

Norimet Limited

a wholly-owned subsidiary of
MMC Norilsk Nickel

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 19, 2003, UNLESS THE OFFER IS EXTENDED.

July 22, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

      We have been appointed by Norimet Limited, a company organized under the laws of England and Wales (the “Purchaser”) and an indirect, wholly owned subsidiary of MMC Norilsk Nickel, a Russian open joint stock company (“Norilsk Nickel”), and Norilsk Nickel to act as information agent in connection with the Purchaser’s offer to purchase up to 4,350,000 shares of common stock, par value $.01 per share (the “shares”), of Stillwater Mining Company, a Delaware corporation (“Stillwater”), at $7.50 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), on the terms and subject to the conditions set forth in the Offer to Purchase dated July 22, 2003 (the “Offer to Purchase”) and the related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the “offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

      Enclosed herewith are copies of the following documents:

1. Offer to Purchase dated July 22, 2003;

2. Letter of transmittal for your use in accepting the offer and tendering shares and for the information of your clients;

3. Stillwater’s Solicitation/ Recommendation Statement on Schedule 14D-9;

4. A form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the offer;

5. Notice of guaranteed delivery with respect to shares;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. Return envelope addressed to The Bank of New York, as the depositary.

      CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 19, 2003, UNLESS THE OFFER IS EXTENDED.

      The offer is being made pursuant to the terms of an agreement dated as of November 20, 2002 (the “stock purchase agreement”) among the Purchaser, Norilsk Nickel and Stillwater.

      In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in section 2 of the Offer to Purchase, an agent’s message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

      Neither the Purchaser, Norilsk Nickel nor any of their affiliates will pay any fees or commissions to any broker or dealer or other person (other than the information agent and the depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the offer. However, the Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed offering materials to your clients.

      Questions and requests for additional copies of the enclosed material may be directed to the information agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, NORILSK NICKEL, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.